EXHIBIT 15(a)
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Stockholders and Board of Directors
Phillips-Van Heusen Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Phillips-Van Heusen Corporation 1997 Stock Option Plan of our report dated May 22, 1997 relating to the unaudited condensed consolidated interim financial statements of Phillips-Van Heusen Corporation that are included in its Form 10-Q for the thirteen weeks ended May 4, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


/s/ Ernst & Young LLP

New York, New York
June 18, 1997